EXHIBIT 11
RESEARCH MEDICAL, INC. AND SUBSIDIARIES

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                           Six Months Ended December 31,
                                           1996         1995

PRIMARY
 Average shares outstanding               9,630,000    9,488,000

 Net effect of dilutive stock
 options based on treasury                  275,000      383,000
 stock method using average
 market price


Total                                    9,905,000    9,871,000



Net income                              $4,390,339   $4,086,565



Earning per share                             $.44         $.41





FULLY DILUTED
  Average shares outstanding             9,630,000    9,488,000

  Net effect of dilutive stock
  options based on the treasury
  stock method using period-end            345,000      393,000
  market price


Total                                    9,975,000    9,881,000



Net income                              $4,390,339   $4,086,565



Earnings per share                            $.23         $.41